Exhibit 99.15

FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2006 First-Quarter EPS Rose 17.0%
on Sales Increase of 1.2%

New Brunswick, NJ (April 18, 2006) - Johnson & Johnson today announced sales for the first quarter of $13.0 billion, an increase of 1.2% as compared to the first quarter of 2005. Operational growth was 3.5% with a negative currency impact of 2.3%. Domestic sales were up 1.6%, while international sales increased .8%, reflecting operational growth of 6.1% and a negative currency impact of 5.3%.

Net earnings and diluted earnings per share for the first quarter of 2006 were $3.3 billion and $1.10. The first quarter included an after-tax gain of $368 million associated with the termination of the Guidant acquisition agreement. The first quarter also included after-tax in-process research and development charges of $29 million associated with the acquisitions of Hand Innovations LLC and Future Medical Systems S.A. Excluding the impact of these items, net earnings for the quarter were $3.0 billion and diluted earnings per share were $.99, representing increases of 4.5% and 5.3%, respectively, as compared to the same period in 2005.*

"Our first quarter results were as anticipated and we look forward to improving performance throughout the balance of the year," said William C. Weldon, Chairman and Chief
Executive Officer. "We are continuing to make significant investments in research and development in order to bring important new products to market, positioning us well for long- term growth."

Worldwide Medical Devices and Diagnostics sales of $5.0 billion for the first quarter represented a 4.5% increase over the prior year with operational growth of 7.9% and a negative impact from currency of 3.4%. Domestic sales increased 6.7%, while international sales increased 9.0% from operations, partially offset by negative currency of 6.7% for reported growth of 2.3%.

Cordis' circulatory disease management products were a key contributor to the segment results with the primary driver being the CYPHER Sirolimus-eluting Coronary Stent. The
CYPHER Stent has been chosen by cardiologists worldwide to treat more than two million patients with coronary artery disease and is the world's leading drug-eluting stent.

Also contributing to the performance of the segment is the continued growth of DePuy's orthopaedic joint reconstruction, sports medicine and trauma businesses; Vistakon's disposable contact lenses; Ethicon Endo-Surgery's minimally invasive products; and Ortho-Clinical Diagnostics' professional diagnostic products.

During the quarter, the Company announced the completion of the acquisition of Animas Corporation, a leading manufacturer of insulin infusion pumps and related products.

Worldwide Pharmaceutical sales of $5.6 billion for the first quarter represented a 2.2% decrease as compared to the prior year with an operational decline of .4% and a negative impact from currency of 1.8%. Domestic sales decreased 2.2%, while international sales increased 2.9% from operations, which was more than offset by the negative effects of currency of 5.3% for a reported decrease of 2.4%.

Sales results for DURAGESIC, a transdermal patch for chronic pain; ULTRACET, an analgesic; and SPORANOX, an antifungal, were all negatively impacted by generic competition.

Offsetting the impact of generic competition was the strong performance of RISPERDAL, an antipsychotic medication; REMICADE, a biologic approved for the treatment of a number of Immune Mediated Inflammatory Diseases; TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; and CONCERTA, a treatment for attention deficit hyperactivity disorder.

During the quarter, the European Commission granted marketing authorization in the 25 member states of the European Union for the use of IONSYS (fentanyl hydrochloride). IONSYS is the first needle-free, iontophoretic, patient-controlled transdermal system to receive marketing authorization. It is indicated for the management of acute moderate to severe post-operative pain, for use by adults, in a hospital setting.

Worldwide Consumer segment sales of $2.4 billion for the first quarter represented a 3.3% increase over the prior year with operational growth of 4.5% and a negative impact from currency of 1.2%. Domestic sales increased 3.2%, while international sales increased 5.7% from operations, partially offset by negative currency of 2.4% for reported growth of 3.3%.

Sales growth reflects strong performance by the skin care lines of AVEENO, NEUTROGENA and JOHNSON'S adult skin products. Wound care products and baby and child care products also contributed to the results in the Consumer segment.

During the quarter, the Company announced that it had entered into an agreement to acquire Groupe Vendome, a privately held French marketer of adult and baby skin care products.

On March 8, 2006, the Company announced that its Board of
Directors approved a stock repurchase program, authorizing the Company to buy back up to $5 billion of the corporation's common stock.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 116,000 men and women in 57 countries and sell products throughout the world.

* Net earnings and diluted earnings per share excluding the gain associated with the termination of the Guidant acquisition agreement and in-process research and development charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS
Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by clicking on the webcast icon from the jnj.com Homepage or by clicking on Calendar of Events in the Investor Relations section of the Web site. A replay will be available approximately two hours after the live webcast by clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)